Exhibit 5.26

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

PM/VL

June 18, 2010

Ladies and Gentlemen:

Re:	Registration Statement on Form S-4 (File No. 333-167635)
$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

We have acted as special Cyprus counsel for Global Crossing Limited (the “Issuer”) and the Issuer’s subsidiary domiciled in Cyprus, Global Crossing Cyprus Holdings Limited (the “Cyprus Guarantor”) in connection with the filing of the Registration Statement on Form S-4 originally filed on June 18, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, together with the Cyprus Guarantor, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

Michael & Liasides LLC

Michael & Liasides LLC is a Lawyers Limited Company registered in the Republic of Cyprus under number 244781. The registered office is at Nice Day House, 4th Floor, 10 Giannou Kranidioti Street, 1065 Nicosia, Cyprus where a list of members is available for inspection. Regulated by the Legal Council and the Cyprus Bar Association.

a.	the Indenture, including the guarantee set forth therein; and

b.	the Registration Statement.

In making our examination of records, documents, agreements and certificates we have assumed the authenticity of all documents submitted to us as originals, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Cypriot Guarantor) and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

In rendering our Opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Cypriot Guarantor. With regard to the companies’ registry excerpts we have assumed that all information capable of recording has been recorded.

We have examined the laws of Cyprus as currently applied by Cypriot courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Cyprus. This Opinion is governed by and shall be construed in accordance with Cyprus law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	the Cyprus Guarantor is duly organized, validly existing and in good standing under the laws of Cyprus and have the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by the Cyprus Guarantor contained therein.

2.	the Cyprus Guarantor has all requisite corporate or other statutory power and authority to duly execute, deliver and perform its obligations under the Indenture.

3.	the execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by the Cypriot Guarantor have been duly authorized by all necessary corporate action of the Cypriot Guarantor.

Michael & Liasides LLC

4.	the Cyprus Guarantor has duly executed and delivered the Indenture.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered the reunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated the reunder.

Very truly yours,

/s/ Michael & Liasides LLC
Michael & Liasides LLC

GLOBAL LEGAL OPINION 18-6-10

3